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                                                      Registration No. 333-20291


                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                       ------------------------------

                       Post Effective Amendment No. 1
                                     TO
                                  FORM S-4

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                        ----------------------------

                        THE COLONIAL BANCGROUP, INC.

           (Exact name of Registrant as specified in its charter)



      Delaware                         6711                      63-0661573
(State of Incorporation)    (Primary Standard Industrial       (I.R.S. Employer
                            Classification Code Number)      Identification No.)


    One Commerce Street, Suite 800                             (334) 240-5000
      Montgomery, Alabama 36104                                (Telephone No.)
(Address of principal executive offices)

                       ------------------------------

                              W. Flake Oakley, IV
                                   Secretary
                              Post Office Box 1108
                           Montgomery, Alabama 36101
                    (Name and address of agent for service)

                                   Copies to:

                           Michael D. Waters, Esquire
                        Miller, Hamilton, Snider & Odom
                         One Commerce Street, Suite 802
                           Montgomery, Alabama 36104

            Approximate date of commencement of proposed sale to
                the public:  As soon as practicable after the
               effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )

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        The Colonial BancGroup, Inc. ("BancGroup") registered 1,034,542 shares of its Common Stock on Form S-4, registration no. 333-20291, pursuant to the acquisition of Fort Brooke Bancorporation ("Fort Brooke"), a Florida corporation, including shares of BancGroup Common Stock to be issued pursuant to the exercise of options of Fort Brooke Bancorporation following the merger. Such registration was declared effective on January 31, 1997. After the Agreement and Plan of Merger between Fort Brooke and BancGroup, dated as of November 18, 1996 (the "Merger Agreement") was executed, and after the registration of the shares to be issued in the merger was effective, BancGroup issued a 2 for 1 stock split, effected in the form of a 100% stock dividend (the "Stock Split"). The Merger Agreement provided that any such stock split would result in a proportionate increase of BancGroup shares to be issued pursuant to the merger. Pursuant to SEC Rule 416(b), the registration statement is deemed to cover the additional shares resulting from the Stock Split. Accordingly, the Form S-4, registration no. 333-20291, is deemed to register a total of 2,069,084 shares of BancGroup common stock.

         A total of 1,599,973 shares were issued in the merger on April 22, 1997 and 96,561 shares will be issued upon the exercise of options of Fort Brooke following the merger. Pursuant to the undertaking given by BancGroup in such registration statement in accordance with Regulation S-K, item 512(a)(3), BancGroup hereby removes 372,550 shares from registration, which represents the number of shares registered less the number of shares issued in the merger and the number of shares reserved to be issued pursuant to Fort Brooke options.

         BancGroup will file a post effective amendment no. 2 on Form S-8 to this registration statement respecting the issuance of 96,561 shares of BancGroup Common Stock pursuant to Fort Brooke options assumed in the merger and registered on this Form S-4 registration statement.
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                                   SIGNATURE


     Pursuant to Regulation S-K, item 512(a)(3) and SEC Rule 478(a)(4), the undersigned registrant hereby executes this post effective amendment to its registration statement on Form S-4 to remove from registration certain shares not issued and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 6th day of May, 1997.


                                        THE COLONIAL BANCGROUP, INC.




                                        By: /s/ W. Flake Oakley, IV
                                            -----------------------
                                            W. Flake Oakley, IV
                                            Chief Financial Officer and
                                            Duly authorized agent for
                                            service